Exhibit 10.54

LEASE AGREEMENT

between

THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF MOBILE, ALABAMA

and

FGDI, LLC

securing

$5,500,000

THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF MOBILE, ALABAMA

VARIABLE RATE DEMAND INDUSTRIAL DEVELOPMENT REVENUE BONDS

(FGDI, LLC PROJECT), SERIES 2002

Dated as of December 1, 2002

All right, title and interest of The Industrial Development Board of the City of Mobile, Alabama in this Lease Agreement (except as to certain rights of reimbursement of expenses and indemnification hereunder) have been pledged and assigned to Wells Fargo Bank Northwest, National Association, as Trustee, under an Indenture of Trust dated as of December 1, 2002, between The Industrial Development Board of the City of Mobile, Alabama and such Trustee.

TABLE OF CONTENTS

(This Table of Contents is not part of the

Lease Agreement and is only for convenience of reference)

- i -

- ii -

LEASE AGREEMENT

THIS LEASE AGREEMENT is entered into as of December 1, 2002 (the “Agreement”), by and between The Industrial Development Board of the City of Mobile, Alabama, a public corporation organized and existing under the laws of the State of Alabama (the “Issuer”), and FGDI, LLC, a Delaware limited liability company (the “Company”), with capitalized terms used in the following Recitals being defined in Article I:

RECITALS:

WHEREAS, pursuant to the Act, the Issuer has issued the Series 2002 Bonds to finance the acquisition and installation of the Equipment and/or the construction of the Improvements; and

WHEREAS, the execution, delivery and performance of this Agreement have been duly authorized by the Issuer, and all conditions, acts and things necessary and required by the Constitution or statutes of the State or otherwise to exist, to have happened or to have been performed precedent to and in the issuance of the Series 2002 Bonds do exist, have happened and have been performed in regular form, time and manner;

NOW, THEREFORE, the Issuer hereby leases and demises to the Company and the Company hereby leases from the Issuer the Facilities and the Existing Facilities upon the following terms and conditions:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Unless a different meaning clearly appears from the context, all capitalized terms shall have the meanings defined in this Section, or if not so defined, as defined in the Indenture:

“Act” means the provisions of Act No. 648 enacted at the 1949 Regular Session of the Legislature of Alabama, as amended, codified as Division I of Article 4 of Chapter 54 of Title 11 of the Code of Alabama 1975, as amended, and all future acts of the Legislature of Alabama supplemental to or amendatory of either thereof.

“Act of Bankruptcy” means the filing of a petition in bankruptcy by or against the Company under the United States Bankruptcy Code.

“Additional Bonds” means the filing of a petition in bankruptcy by or against the Company under the United States Bankruptcy Code.

“Additional Bonds” means the same as that term is defined in the Indenture.

“Additional Rent” means the amounts payable as such under Section 5.2(b) and (d) and Section 5.9.

“Agreement” means this Lease Agreement, as amended from time to time in accordance with the Indenture.

“Bank” means the same as that term is defined in the Indenture.

“Bond Counsel” means the same as that term is defined in the Indenture.

“Bond Fund” means the same as that term is defined in the Indenture.

“Bond Purchase Agreement” means the same as that term is defined in the Indenture.

“Bond Year” means the same as that term is defined in the Indenture.

“Bondholder” or “Holder” means, when used with reference to a Bond or Bonds, the registered owner of any Outstanding Bond or Bonds.

“Bonds” means the Series 2002 Bonds and any Additional Bonds.

“Building” means all buildings and structures on the Land, as they at any time may exist.

“Business Day” means the same as that term is defined in the Indenture.

“Code” means the same as that term is defined in the Indenture.

“Company” means FGDI, LLC, a Delaware limited liability company, its successors and assigns.

“Company Representative” means the same as that term is defined in the Indenture.

“Confirming Bank” means a commercial bank, initially Bayerische Hypo- und Vereinsbank AG, New York Branch, as the issuer of Confirming Letter of Credit, or, in the event of issuance of an Alternate Confirming Letter of Credit, the commercial bank which issues such Alternate Confirming Letter of Credit. “Principal Office of the Confirming Bank” means the office designated as such by the Confirming Bank in writing to the Bank, the Trustee, the Paying Agent, the Tender Agent, the Company and the Remarketing Agent.

“Conversion Date” means the same as that term is defined in the Indenture.

“Credit” means the same as that term is defined in the Indenture.

“Credit Agreement” means the same as that term is defined in the Indenture.

“Credit Provider” means the same as that term is defined in the Indenture.

“Credit Termination Date” means the same as that term is defined in the Indenture.

“Date of Issue” means the same as that term is defined in the Indenture.

“Designated Corporate Trust Office” means the same as that term is defined in the Indenture.

“Eligible Funds” means the same as that term is defined in the Indenture.

“Equipment” means all items of machinery, equipment and personal property described on Exhibit B attached hereto and purchased with proceeds from the Bonds or from proceeds from the sale, disposition or casualty of such items, and any replacements thereof, but not including machinery and equipment removed from the Facilities under Section 5.5.

“Event of Default” means an event defined as such under Section 9.1.

“Event of Taxability” means the same as that term is defined in the Indenture.

“Existing Facilities” means the Land, facilities appurtenant thereto, including but not limited to a grain silo elevator, owned by the Alabama State Port Authority, and leased to Lessee pursuant to the Existing Facility Lease.

“Existing Facility Lease” means the lease agreement, dated October 1, 1997, between the Alabama State Docks Department and the Company’s predecessor in interest.

“Facilities” means the Equipment and the Improvements.

“Fund” means the same as that term is defined in the Indenture.

“Government Obligations” means direct obligations of the United States of America and obligations unconditionally guaranteed by the United States of America.

“Improvements” means all installation of the Facilities described on Exhibit B attached hereto and purchased with proceeds from the Bonds or from proceeds from the sale, disposition or casualty of such renovation, and any replacements thereof.

“Indenture” means the Indenture of Trust of even date herewith between Issuer and the Trustee, and any amendment thereof permitted by the Indenture.

“Insurance and Award Fund” means the same as that term is defined in the Indenture.

“Interest Payment Date” means the same as that term is defined in the Indenture.

“Interest Rate Period” means the same as that term is defined in the Indenture.

“Investment Obligations” means the same as that term is defined in the Indenture.

“Issuer” means The Industrial Development Board of the City of Mobile, Alabama, a public corporation organized and existing under the laws of the State of Alabama, and any successor or assign.

“Issuer Representative” means any person at any time designated to act on behalf of the Issuer by a written certificate furnished to the Company, the Trustee and the Credit Provider containing the specimen signature of such person and signed on behalf of the Issuer by its Chairman, Secretary or Assistant Secretary.

“Land” means the real estate, if any, described on Exhibit A hereto, together with all additions thereto and substitutions therefore permitted by this Agreement.

“Lease Payments” means the payments of rent required under Section 5.2(a).

“Letter of Credit” means the same as that term is defined in the Indenture.

“Mandatory Purchase” means the same as that term is defined in the Indenture.

“Mandatory Tender Date” means the same as that term is defined in the Indenture.

“Net Proceeds” means the same as that term is defined in the Indenture.

“Official Action Date” means September 17, 2002, the date on which the Issuer adopted its declaration of intent in connection with the Project.

“Opinion of Counsel” means the same as that term is defined in the Indenture.

“Optional Tender Date” means the same as that term is defined in the Indenture.

“Optional Tender Purchase” means the same as that term is defined in the Indenture.

“Original Purchaser” means W. R. Taylor & Company, LLC, Montgomery, Alabama.

“Permitted Investments” means (a) Governmental Obligations, (b) certificates of deposit issued by banks or trust companies having at the time of the deposit combined capital, surplus and undivided profits of not less than $5,000,000, (c) and funds consisting of undivided interests in Governmental Obligations offering maturities of one day or more.

“Project” means the acquisition and installation of the Equipment, and/or the construction of the Improvements, more particularly described on Exhibit B hereto, which will be incorporated into the Existing Facility, and will be used as a grain elevator facility within the Port of Alabama.

“Project Fund” means the same as that term is defined in the Indenture.

“Purchase Account” means the same as that term is defined in the Indenture.

“Purchase Price” means the same as that term is defined in the Indenture.

“Qualifying Costs” means expenses or costs, other than costs of issuance, chargeable (or which with a proper election would be chargeable) to the capital account of the Company in accordance with Treasury Regulation 1.103-8(a)(1) (or successor provisions); provided such expenses or costs were not incurred more than 60 days prior to the Official Action Date.

“Rebate Amount” means the same as that term is defined in the Indenture.

“Redemption Date” means the same as that term is defined in the Indenture.

“Remarketing Agent” means the same as that term is defined in the Indenture.

“Remarketing Agreement” means the same as that term is defined in the Indenture.

“Rent” means Lease Payments and Additional Rent.

“Series” means the same as that term is defined in the Indenture.

“Series 2002 Bonds” means the Issuer’s Variable Rate Demand Industrial Development Revenue Bonds (FGDI, LLC Project), Series 2002 issued pursuant to the Indenture.

“State” means the State of Alabama.

“Stated Maturity Date” means the same as that term is defined in the Indenture.

“Substitute Credit” means the same as that term is defined in the Indenture.

“Tax Regulatory Agreement” means the same as that term is defined in the Indenture.

“Tender Date” means the same as that term is defined in the Indenture.

“Tendered Bonds” means the same as that term is defined in the Indenture.

“Term” means, subject to Section 9.6, the period from the Date of Issue to December 1, 2012, or earlier termination of this Agreement in accordance herewith.

“Trustee” means the same as that term is defined in the Indenture.

SECTION 1.2. Interpretation.

(a) Any reference herein to the Issuer or to any officer thereof includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or who are lawfully performing their functions.

(b) Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa. Words of any gender include the correlative words of the other gender, unless the sense indicates otherwise. “Articles” and “Sections” mentioned by number only are the respective Articles and Sections of this Agreement so numbered. The terms “hereof,” “hereby,” “herein,” “hereto,” “hereunder,” “hereinafter,” and similar terms refer to this Agreement; and the term “hereafter” means after, and the term “heretofore” means before, the Date of Issue. Reference to a “person” shall include any natural individual, corporation, limited liability company, association, partnership, joint venture, trust or other legally recognized entity and any successor or assign not in contravention of this Agreement or the Indenture. Reference to any document or instrument shall mean each amendment thereof or supplement thereto.

(c) Unless otherwise expressly provided herein, any terms pertaining to accounting or financial matters shall be interpreted conformity and in accordance with generally accepted accounting principles as the case may be.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1. Representations by the Issuer. The Issuer represents that:

(a) The Issuer is a public corporation duly organized and existing under the Constitution and the laws of the State. Under the provisions of the Act, the Issuer has the power to enter into this Agreement and carry out its obligations hereunder.

(b) To the best knowledge of the Issuer, no member of the governing body or other officer or employee of the Issuer is directly or indirectly interested in this Agreement or the issuance and sale of the Bonds.

(c) The issuance and sale of the Bonds and the execution and delivery of this Agreement and the Indenture have been duly authorized by resolutions of the governing body of the Issuer adopted at meetings thereof duly called, by the affirmative vote of not less than a majority of its members.

(d) Prior to the date of issuance and delivery of the Series 2002 Bonds, a public hearing on the proposal to undertake and finance the Project was duly called and held in accordance with the Act, at which time all persons who appeared were given an opportunity to express their views with respect thereto.

(e) The execution and delivery of this Agreement and the Indenture and the other agreements contemplated hereby to which the Issuer is a party will not conflict with, or constitute on the part of the Issuer a breach of or a denial under, any agreement, indenture, mortgage, lease or other instrument to which the Issuer is subject or is a party or by which it is bound.

SECTION 2.2. Representations and Warranties by the Company. The Company represents and warrants as of the Date of Issue that:

(a) The Company is a limited liability company duly organized under the laws of the State of Delaware and is duly qualified to do business in the State, is not in violation of any provisions of its Articles of Organization or Operating Agreement (the “Organizational Documents”), has power to enter into this Agreement, the Tax Regulatory Agreement, the Bond Purchase Agreement and the Remarketing Agreement, and has duly authorized the execution, delivery and performance of this Agreement, the Tax Regulatory Agreement, the Bond Purchase Agreement and the Remarketing Agreement.

(b) Neither the execution and delivery of this Agreement, the Tax Regulatory Agreement, the Bond Purchase Agreement or the Remarketing Agreement, the consummation of the transactions contemplated hereby and thereby nor the fulfillment of or compliance with the terms and conditions of such instruments is prevented by, limited by or conflicts with or results in a breach of the terms, conditions or provisions of any restriction of the Organizational Documents or any evidence of indebtedness, agreement or instrument of whatever nature to which the Company is now a party or by which it is bound or constitutes a default under any of the foregoing, where such conflict, breach or default would materially adversely affect the validity or enforceability of this Agreement, the Tax Regulatory Agreement, the Bond Purchase Agreement or the Remarketing Agreement.

(c) The Company is duly authorized and, upon completion of the Project, will be licensed to operated the Existing Facilities and the Facilities under the laws, rulings, regulations and ordinances of the State and the departments, agencies and political subdivisions thereof.

(d) The Company shall operate or cause the Facilities to be used as part of an enterprise in storing, warehousing or distributing products of agriculture within the meaning of the Act and otherwise comply with all provisions of the Act.

(e) To the Company’s knowledge, no member of the governing body or other officer or employee of the Issuer is directly or indirectly interested in the transaction contemplated by the Indenture, this Agreement, the Bonds or any contract, agreement or job hereby contemplated to be entered into or undertaken.

(f) There is no pending suit, action or proceeding against or affecting the Company before or by any court, arbitrator, administrative agency or other governmental authority which will materially and adversely affect the validity, as to the Company, of any of the transactions contemplated hereby.

(g) The Company has reviewed and approved the provisions of the Indenture and will observe and comply with any obligations of the Company stated therein.

(h) At no time during the Term of the Bonds will the Project be located more than twenty-five (25) miles outside the corporate limits of the City of Mobile, Alabama, Alabama.

(i) The Existing Facility Lease is in full force and effect and no default or event of default exists thereunder.

ARTICLE III

COMPLETION OF THE PROJECT

SECTION 3.1. Acquisition and Installation of Equipment, and Construction of Improvements, by Company. The Issuer hereby authorizes the Company to provide for the acquisition and installation of the Equipment and/or the construction of the Improvements without advertisement for bids as required for the acquisition, construction and equipping of other municipal property and pursuant to the terms and conditions of this Article III. Pursuant to such authority, the company agrees that it will:

(a) cause insurance to be maintained in accordance with the provisions of Section 5.7 hereof; and

(b) use its best efforts to complete the Project by August 31, 2003.

SECTION 3.2. Payment of Costs of the Project by Company. The Company agrees that it will provide promptly any and all sums of money required to complete the Project to the extent not paid from the proceeds of the Series 2002 Bonds.

The Company agrees to pay from its own funds all costs of issuance in excess of two percent (2%) of the proceeds of the Series 2002 Bonds.

SECTION 3.3. Disbursements from Project Fund. The proceeds of the Series 2002 Bonds deposited in the Project Fund will be disbursed by the Trustee in accordance with the terms of this Agreement upon receipt of a certificate (substantially in the form of Exhibit C attached to the Indenture) (i) signed by a Company Representative and (ii) approved by the Bank which contains the following information:

(a) if the Company seeks reimbursement for Qualifying Costs paid by it, a statement of the amount and nature of the Qualifying Costs and the name and address of the payee of each item of the Qualifying Costs certified to have been paid by and requested to be reimbursed to the Company; or

(b) if payment is to be made to someone other than the Company, a statement of the amount and nature of each item of Qualifying Costs certified to be due and payable and requested to be paid to a person other than the Company; and

(c) a certificate for payment under paragraphs (a) or (b) of this Section must also contain a statement that each item for which payment or reimbursement is requested is or was necessary in connection with the Project and that such item has not formed the basis for any previous payment or reimbursement from the Project Fund.

Upon receipt of the certificate the Trustee shall disburse funds from the Project Fund to the persons entitled thereto.

SECTION 3.4. [Reserved.]

SECTION 3.5. [Reserved.]

SECTION 3.6. Abandonment. If the Company at any time prior to the completion of the Project abandons the same or ceases work thereon and fails to resume work thereon within thirty (30) days after receipt of written notice from the Trustee by the Company requesting that work on the Project be resumed, the Trustee may, with the constant of the Credit Provider, declare such failure to be an Event of Default.

SECTION 3.7. Establishment of Completion Date. The completion date of the Project shall be evidenced to the Trustee and the Bank by a Certificate of Completion (substantially in the form of Exhibit C attached hereto) signed by a Company Representative and accepted by the Trustee stating that, except for amounts retained by the Trustee at the direction of the Company for any Qualifying Costs not then due and payable or the liability for which is being contested in good faith by the Company, the Project has been completed, and all labor, services, material and supplies used in connection therewith have been paid for.

Notwithstanding the foregoing, the Certificate of Completion may state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being. The Company agrees to cooperate in causing such Certificate of Completion to be furnished to the Trustee as promptly as practicable after the occurrence of the events and conditions referred to in clauses (a) and (b) of the first sentence of this Section 3.7. Moneys remaining in the Project Fund on the completion date, except for any moneys which the Company directs the Trustee in writing to retain therein for the payment of any Qualifying Costs not then due and payable or the liability for which is being contested in good faith by the Company shall be transferred to the Bond fund.

ARTICLE IV

ISSUANCE OF THE BONDS; INVESTMENT OF FUNDS

SECTION 4.1. Agreement to Issue Bonds. In accordance with the Indenture, the Issuer, upon the request of the Company, shall sell, issue and deliver the Series 2002 Bonds and deposit the net proceeds thereof with the Trustee; provided the conditions to such issuance as set forth in the Indenture have been satisfied with respect to the Bonds.

SECTION 4.2. Possession and Use. Subject to the provisions of Article IX, the Issuer hereby delivers to the Company sole and exclusive possession of the Facilities and the Existing Facilities. The Issuer shall not take any action other than pursuant to Article IX to prevent the Company from having quiet and peaceable possession and enjoyment of the Facilities and the Existing Facilities during the Term, and will, at the request and expense of the

Company, cooperate with the Company to secure such possession and enjoyment. The Company accepts possession of the Facilities and the Existing Facilities as of the date of the execution and acknowledgment of this Agreement. The Company shall have the right to use the Facilities and the Existing Facilities throughout the Term provided that all uses of the Facilities shall conform to the policies and purposes of the Act, and to the provisions of the Tax Regulatory Agreement and of this Agreement.

SECTION 4.3. Investment of Moneys. Subject to Article VII and Section 6.16 of the Indenture, any moneys held as a part of any Fund shall be invested or reinvested by the Trustee, at the request of and as directed by the Company in Investment Obligations to the extent permitted by law; and provided further, however, investments shall not be made in such a way as to cause any of the Bonds to become an “arbitrage bond” within the meaning of Section 148 of the Code. The Trustee may make any and all such investments from and through its own investment department.

Any investments shall mature in such amounts and at such times or shall be redeemable by the Holder at such times as may be necessary to provide funds when needed by the respective Funds. The Trustee may, at any time, to the extent required for payment from any Fund, sell any of the investments in such Fund, and the proceeds of such sale and of all payments at maturity and upon redemption of such investments shall be held in the Fund from which such investments were sold. Interest and other income received on moneys or securities in any Fund shall be credited to such Fund and applied as provided in Article VI of the Indenture, except as may be otherwise provided herein.

At the request of the Credit Provider or Company, the Issuer agrees to cause and direct the Trustee, at the expense of the Company, to furnish the Company or Credit Provider monthly or at such other times as the Company or Credit Provider and the Issuer may reasonable request, but not more often than monthly, an accounting of any Fund held by the Trustee under the Indenture.

ARTICLE V

EFFECTIVE DATE OF AGREEMENT; DURATION OF TERM;

PAYMENT AND OTHER PROVISIONS

SECTION 5.1. Effective Date and Duration of Agreement.

(a) This Agreement shall become effective upon the Date of Issue. Subject to the provisions of this Agreement, this Agreement and the terms and provisions herein, shall remain in full force and effect in their entirety from the Date of Issue throughout the Term. Upon the expiration of the Term, this Agreement shall terminate, and the provisions and terms of this Agreement shall become unenforceable and of no effect, except as specifically provided otherwise by Section 5.1(b).

(b) Any other provision of this Agreement notwithstanding, the provisions of Sections 2.1, 2.2, 5.2(b)(i), 5.8, 7.8, 9.4 and Article X of this Agreement shall survive any expiration or termination of this Agreement, and such provisions shall remain effective and enforceable with respect to any party according to their terms subsequent to any such termination or expiration of the remainder of this Agreement.

SECTION 5.2. Lease Payments and Other Amounts Payable.

(a) As long as any Bonds are Outstanding, as and for Lease Payments the Company shall pay directly to the Trustee for the account of the Issuer in immediately available funds, except as otherwise specifically provided in this paragraph (a) below, at the Designated Corporate Trust Office of the Trustee for deposit in the Bond Fund amounts sufficient to pay when due all principal and Redemption Price of and interest on all Bonds Outstanding, including with respect to each Series, on or before 11:30 a.m., Portland, Oregon time, on each Interest Payment Date, Redemption Date or Stated Maturity Date for a Series, an amount equal to all principal and Redemption Price of and interest on all Bonds Outstanding of such Series to become due on such Interest Payment Date, Redemption Date or Stated Maturity Date for whatever reason.

Any payment due above shall be reduced by giving credit for moneys then on deposit in the Bond Fund and available for payment of principal of or interest on the Bonds which do not consist of prior Lease Payments (or amounts credited against such payments).

Notwithstanding anything provided in this paragraph (a) to the contrary, so long as the Letter of Credit or a Substitute Credit consisting of a direct pay letter of credit shall be in effect, Lease Payments shall be made by the Company directly to the Bank or other Credit Provider, as the case may be.

(b) In addition to any other amounts payable hereunder, as Additional Rent:

(i) If an Event of Taxability occurs with respect to any Bonds, the Company shall within two Business Days after notice thereof from the Trustee or otherwise pay to the Trustee in immediately available funds an amount which, together with any balance on hand in any Fund and available for such purpose, shall equal the Redemption Price of all related Bonds Outstanding, together with unpaid interest accrued or to accrue thereon to the Redemption Date.

(ii) If all Bonds are subject to redemption as a result of an Event of Default hereunder and direction to the Trustee is given by the Credit Provider to redeem all Bonds, the Company shall pay to the Trustee in immediately available funds no later than three Business Days prior to the date selected for redemption an amount which, together with any balance on hand in any Fund and available for such purpose, shall equal the Redemption Price, together with unpaid interest accrued or to accrue to the Redemption Date.

(iii) If the Bonds shall be accelerated pursuant to Section 9.2 after any Event of Default, the Company shall pay to the Trustee in immediately available funds on the date the Bonds are accelerated (or such later date as the Trustee may designate pursuant to such Section) the principal of all Bonds Outstanding and all unpaid interest accrued or to accrue on such Bonds to the payment date established by the Trustee pursuant to the Indenture, together with any applicable premium due for redemption of the Bonds.

(iv) If the Trustee notifies the Company of a deficiency in the Rebate Fund in accordance with Section 6.16 of the Indenture, the Company shall, within three Business Days of receipt of such notice, deposit the amount of such deficiency.

(c) If the amount held by the Trustee in the Bond Fund and available for such purpose should be sufficient to pay when due all principal or Redemption Price of and interest on all Bonds Outstanding then remaining unpaid, the Company shall not be obligated to make any further payment of Lease Payments under the provisions of Section 5.2(a).

(d) As Additional Rent, the Company shall also pay the following amounts to the following persons:

(i) to the Trustee, when due, all reasonable fees and expenses of the Trustee for services rendered under the Indenture, including any extraordinary fees and expenses, and all reasonable fees, charges and expenses of legal counsel and others incurred at the request of the Trustee in the performance of services under the Indenture for which the Trustee and such other persons are entitled to payment or reimbursement, provided that the Company may, without creating a default hereunder, contest in good faith the reasonableness of any such fees or expenses; and

(ii) to the Issuer, all reasonable expenses incurred by the Issuer in connection with the transactions contemplated hereby and by the Indenture which are not otherwise required to be paid by the Company under the terms of this Agreement, provided that the Company may, without creating a default hereunder, contest in good faith the reasonableness of any such expenses.

(e) In the event the Company should fail to make any of the payments required by this Section, the item in default shall continue as an obligation of the Company until the amount in default shall have been fully paid with interest accruing thereon from the date thereof at the rate specified in the Credit Agreement.

SECTION 5.3. Certain Company Obligations Unconditional. The obligation of the Company to make Lease Payments and to pay Additional Rent (but, in the case of Additional Rent that is due and payable, only in the event that the party to whom such payments are due and payable is not in default of its obligations to the Company under this Agreement or any other document or instrument relating to the transactions contemplated by this Agreement) shall be absolute and unconditional, irrespective of any defense or any rights of setoff, recoupment, or counterclaim it might otherwise have against the Issuer, the Trustee, the Credit Provider, any Holder of a Bond or any other person. The Company shall not suspend or discontinue any such payment or terminate this Agreement (other than such termination as is provided for hereunder) for any cause or circumstance whatsoever, including, without limiting the generality of the foregoing, any acts or circumstances that may constitute an eviction or constructive eviction, any failure of consideration, any failure of title, any commercial frustration of purpose, the unenforceability or invalidity of the Credit or the failure for any reason of the Trustee to submit a claim under the Credit, any damage to or destruction of the Facilities or Existing Facilities, any taking by eminent domain of tide to or the right of temporary use of all or any part of the Facilities, any change in the tax or other laws of any jurisdiction, including the United States, the State or any political subdivision of either, or any failure of the Issuer, the Credit Provider or the Trustee to perform and observe any agreement or covenant, whether express or implied, or any duty or obligation of the Issuer to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer. The provisions of this paragraph shall apply only if and so long as there shall be Bonds Outstanding. The Company hereby waives, to the extent permitted by applicable law, any or all rights which the Company may now have or which at any time hereafter may be conferred upon the Company, by statute or otherwise, to terminate, to cancel or to limit the Company’s liability under this Agreement except in accordance with the express terms hereof.

SECTION 5.4. Lease Payments and Other Payments Assigned. All Lease Payments, all payments in respect of mandatory or optional prepayment and all payments in respect of an Optional Tender Purchase or Mandatory Purchase, paid over by the Company pursuant to Section 5.2 and Section 5.9, are assigned under the Indenture to the Trustee. The Company consents to such assignment and hereby agrees that, as to the Trustee, the Company’s obligation to make such Lease Payments and other amounts payable to the Trustee hereunder shall be absolute and shall not be subject to any defense or any right of setoff, counterclaim or recoupment arising out of any breach by the Issuer of any duty or obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer.

SECTION 5.5. Maintenance and Modification of the Facilities by the Company. The Company agrees that, at all times during the Term, the Company shall, at its own expense, operate and maintain, preserve and keep the Facilities or cause the Facilities to be maintained, preserved and kept with the appurtenances and every part and parcel thereof in good repair, working order and condition (loss by fire or other casualty, condemnation, ordinary wear, tear and obsolescence and acts of God excepted).

The Company agrees during the Term to comply at all times in all material respects with all governmental laws, ordinances, approvals, rules, regulations and requirements relating to the Facilities, including, but not limited to, such zoning, sanitary, pollution, environmental, safety ordinances, laws and such rules and regulations thereunder as shall be binding upon the Company under applicable laws, except during any period in which the Company at its expense and in its name, and subject to this Section 5.5 and Section 5.6, shall be in good faith contesting compliance with any of the aforesaid laws, ordinances, approvals, rules, regulations, restrictions and requirements.

The Company shall have the privilege of renovating the Facilities or making substitutions, additions, modifications, deletions and improvements to the Facilities from time to time as the Company, in its discretion, may deem to be desirable for its uses and purposes, provided, however, that the nature of the Facilities shall not be changed if such change would cause the Facilities to fail as an industrial or manufacturing purpose within the meaning of the Act.

The Company shall have the privilege from time to time of removing from the Facilities any Equipment or Improvements provided that such Equipment or Improvements are removed in the ordinary course of business or is replaced at the expense of the Company and such replacement shall not cause the Facilities to fail as manufacturing facilities under the Code or the use of the Facilities to fail as an industrial or manufacturing purpose within the meaning of the Act. However, at no time during the term of the Bonds will the Company move the Equipment and Improvements more than twenty-five (25) miles outside the corporation limits of the City of Mobile, Alabama.

SECTION 5.6. Taxes, Other Governmental Charges and Utility Charges. The Company shall pay during the Term all taxes, special assessments and governmental charges of any kind whatsoever as the same become due, respectively, that may at any time be lawfully assessed or levied upon or with respect to the Facilities, against any property of the Company brought in or upon the Facilities, any sales and excise taxes on products or transactions thereof, any taxes levied upon or with respect to income or profits from the Facilities and, without limiting the generality of the foregoing, any taxes which, if not paid, would become a lien on the Facilities, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Facilities and all other assessments and charges of any nature that may be secured by a lien on the Facilities; provided, however, with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated to pay only such installments as are required to be paid during such period.

The Company may, in good faith, at its expense in its own name, contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges or payments in lieu of taxes so contested to remain unpaid during the period of such contest and any appeal therefrom. Otherwise the Company shall promptly pay or cause to be paid such taxes, assessments or charges.

In the event that the Company shall fail to pay any of the foregoing items required by this Section to be paid by the Company, the Trustee may (but shall be under no obligation to) pay the same, and any amounts so advanced therefor by the Trustee shall become an additional obligation of the Company to the party making the advance, which amounts, together with interest thereon from the date thereof at the rate stated in Section 5.2, the Company agrees to pay.

SECTION 5.7. Insurance. The Company shall insure the Facilities against such risks and perils, in such amounts and by such insurance companies as is required under the terms of the Credit Agreement. All policies so required shall be carried in the names of the Company, the Issuer and the Credit Provider as their respective interests may appear.

SECTION 5.8. Event of Taxability. If an Event of Taxability occurs, the Company shall immediately pay Additional Rent as provided in Section 5.2(b)(i), and the Trustee, following such Event of Taxability, shall call for redemption and prepayment of all Bonds then

Outstanding as provided in Section 3.07 of the Indenture. The Company shall immediately give notice to the Issuer, the Credit Provider and the Trustee upon receipt of notice by the Company of an Event of Taxability.

SECTION 5.9. Optional Tender Purchases and Mandatory Purchases. The Company shall cause an Optional Tender Purchase on each Optional Tender Date and Mandatory Purchase of all Tendered Bonds on each Mandatory Tender Date. For such purpose the Company shall cause to be paid to the Tender Agent in immediately available funds the Purchase Price of all Tendered Bonds no later than 9:00 a.m., Portland, Oregon time on each Tender Date, less any amounts on deposit with the Tender Agent in the Purchase Account arid available for such purpose. Each Purchase Price payment shall be paid directly to the Tender Agent at its Designated Corporate Trust Office and shall be deposited in the Purchase Account as provided in the Indenture. All Bonds purchased shall be transferred, held or cancelled as provided in the Indenture. The Company hereby authorizes and directs the Trustee to submit a claim under or draw upon the Credit in accordance with the terms of the Indenture to the extent necessary to pay such Purchase Price on any Tender Date. All moneys drawn under the Credit to pay the Purchase Price shall be credited against the obligation of the Company.

SECTION 5.10. Existing Facility Lease. Throughout the Term the Company shall pay all rentals or other amounts due, and shall comply with each and every term and requirement imposed, under the Existing Facility Lease. The Company shall not enter into or permit any amendment to the Existing Facility Lease without the prior, written consent of the Credit Provider.

ARTICLE VI

CASUALTY AND CONDEMNATION

SECTION 6.1. Casualty. Unless the Company exercises its option to prepay all Lease Payments pursuant to Section 10.2(a) with reasonable promptness after the occurrence of any material damage to or destruction of the Facilities or any material part thereof, the Company shall notify the Issuer, the Credit Provider and the Trustee as to the nature and extent of such damage or destruction. The Company shall proceed promptly to rebuild or restore the Equipment and the Improvements to substantially the same or better condition or value as they existed prior to the event causing such damage or destruction; any Net Proceeds of insurance received in respect of such damage or destruction and on deposit with the Trustee in the Insurance and Award Fund shall be applied to such restoration or repair as provided in the Indenture.

SECTION 6.2. Condemnation. Unless the Company is permitted to and does elect to prepay all Lease Payments pursuant to Section 10.2(b) in the event the tide to or the temporary use of the Facilities or any material part thereof shall be taken by the exercise of the power of eminent domain by any governmental body or by any person acting under governmental authority, the Company shall, with reasonable promptness after such taking, notify the Issuer, the Credit Provider and the Trustee as to the nature and extent of such taking. The Company shall proceed promptly to restore the Equipment and the Improvements to a condition substantially similar to their pre-taking condition, through the replacement of the Equipment, the restoration of the Improvements or otherwise; any Net Proceeds received from any award or awards in respect of such taking or takings and on deposit with the Trustee in the Insurance and Award Fund shall be applied to such restoration as provided in the Indenture.

SECTION 6.3. Failure to Restore Equipment and Improvements; Application of Net Proceeds. If the Company elects not to restore, repair or replace that part of the Equipment or Improvements damaged or destroyed or taken by the exercise of the power of eminent domain, any Net Proceeds not expended in restoring, repairing or replacing such Equipment and Improvements shall be paid to the Trustee for deposit in the Bond Fund and application as provided in Section 10.2.

SECTION 6.4. Cooperation. The Issuer shall cooperate with the Company, at the request and sole expense of the Company, in all matters relating to any casualty to or condemnation of all or any material part of the Facilities to protect the interests of the Issuer under this Agreement pledged to the Trustee under the Indenture.

SECTION 6.5. Effect of Damage, Destruction or Condemnation. Unless the Bonds shall have been called for redemption and the Company shall prepay Lease Payments pursuant to the provisions of Section 10.2(a) or (b), in the event that the Facilities are damaged or destroyed in whole or in part, or title to or the temporary use of the Facilities or any part thereof is condemned or taken under the exercise of the power of eminent domain, the Company shall be obligated to continue to make all payments due under Section 5.2, including Lease Payments and payment for any Optional Tender Purchase or Mandatory Purchase in accordance with Section 5.9.

ARTICLE VII

SPECIAL COVENANTS

SECTION 7.1. No Warranty of Condition or Suitability by the Issuer: Issuer to Maintain Existence. The Issuer makes no warranty, either express or implied, as to the Facilities or its condition or that it shall be suitable for the Company’s purposes or needs. The Issuer covenants and agrees that the Issuer shall, at all times, do or cause to be done all things necessary to preserve and keep in full force and effect its existence or to assure the assumption of its obligations under this Agreement and the Indenture by any public body succeeding to its powers under the Act.

SECTION 7.2. Right of Access to the Facilities and Existing Facilities. The Company agrees that the Issuer, the Credit Provider and the Trustee and their duly authorized agents shall have the right, upon reasonable prior notice and at reasonable times, to enter upon the Land to examine and inspect the Facilities and the Existing Facilities as may be necessary to carry out or determine compliance with this Agreement and the Credit Agreement.

SECTION 7.3. The Company to Maintain its Existence; Conditions Under Which Exceptions Permitted. The Company agrees and warrants that during the Term the Company shall maintain its existence as a corporation duly organized and in good standing under the laws of the State of Alabama and shall not dissolve and wind up, dispose of all or substantially all of its assets or consolidate with or merge into another entity, unless the resultant or transferee entity is a party subject to personal jurisdiction in the State who shall assume in writing all of the obligations of the Company under this Agreement. Upon such assumption by such resultant or transferee entity, the Company shall, with the prior written consent of the Credit Provider, be released from all obligations thereafter to be performed or to become due hereunder. The Company’s privileges under this Section may not be exercised unless, (i) previously consented thereto in writing by the Credit Provider; and (ii) the Trustee obtains a written opinion of Bond Counsel confirming that the transaction to be undertaken pursuant to this Section shall not adversely affect the exclusion of interest on the Bonds from gross income for federal income tax purposes.

SECTION 7.4. Further Assurances and Corrective Instruments. The Issuer and the Company shall, from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Facilities or for carrying out the intention of or facilitating the performance of this Agreement.

SECTION 7.5. The Issuer and Company Representatives. Whenever under the provisions of this Agreement the approval of the Issuer or the Company is required to take some action at the request of the other, such approval or such request may be given for the Issuer by an Issuer Representative and for the Company by a Company Representative, and the Trustee shall be authorized to act on any such approval or request.

SECTION 7.6. Removal of Liens Respecting Company Payments. Notwithstanding any discharge of the Indenture, termination or expiration of this Agreement or payment of the Bonds, if any lien, encumbrance or charge of any kind based on any claim of any kind (including, without limitation, any claim for income, franchise or other taxes, whether federal, state or otherwise) shall be asserted or filed against any amount paid or payable by the Company under or pursuant to this Agreement or any order (whether or not valid) of any court shall be entered with respect to any such amount by virtue of any claim of any kind, in either case so as to:

(a) interfere with the due payment of such amount to the Trustee or the due application of such amount by the Trustee pursuant to the applicable provisions of the Indenture; or

(b) result in the refusal of the Trustee to make such due application because of its good-faith determination that liability might be incurred if such due application were to be made;

then the Company shall promptly take such action (including, but not limited to, the payment of money) as may be necessary to prevent or to nullify the cause or result of such interference, such obligation or such refusal, as the case may be.

SECTION 7.7. [Reserved.]

SECTION 7.8. Release and Indemnification. The Company hereby (i) releases the Issuer, its governing body members, officers, agents, including independent contractors,

consultants and legal counsel, servants and employees (hereinafter, for purposes of this Section, the “indemnified parties”) from, (ii) agrees that the indemnified parties shall not be liable for, and (iii) agrees to indemnify and hold harmless the indemnified parties from and against (except for matters directly resulting from the breach of contract, willful misconduct, bad faith or recklessness of an indemnified party or their agents), all liabilities, losses, damages, costs, expenses, suits, claims, settlements and judgments, of any nature whatsoever arising from or related in any manner whatsoever to the acquisition, improving, equipping, ownership, leasing or operation of the Facilities or any activities related to the foregoing or to the failure of the Company to perform any of its obligations under this Agreement.

All covenants, stipulations, promises, agreements and obligations of the Issuer contained herein shall not be deemed to be the covenants, stipulations, promises, agreements and obligations of any governing body member, officer, agent, consultant and legal counsel, servant or employee of the Issuer in the individual capacity thereof. No recourse shall be had for the payment of the principal or Redemption Price of or Purchase Price or interest on the Bonds or for any claim based thereon or hereunder against the Issuer or any governing body member, officer, agent, consultants and legal counsel, servant or employee of the Issuer or any natural person executing the Bonds or pertaining to their sale, delivery, payment, redemption or Mandatory Purchase or Optional Tender Purchase.

The Company agrees to indemnify and hold the Trustee and its directors, officers, agents and employees (collectively the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket and incidental expenses and legal fees (including the allocated costs and expenses of in-house counsel and legal staff) (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which Trustee is authorized to rely pursuant to the terms of the Indenture. In addition to and not in limitation of the preceding sentence, the Company also agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them in connection with or arising out of the Trustee’s performance under the Indenture or this Agreement, provided the Indemnitees have not acted with negligence or engaged in willful misconduct.

Neither the Issuer nor the Trustee shall be responsible or liable for any market loss suffered in connection with the investment of funds made in accordance with the Indenture, or, absent failure on the part of the Trustee to follow clear and reasonable instructions of the Company for investing moneys, shall have any liability for nonpayment of interest on any uninvested moneys that the Trustee may hold at any time in trust or receive under any of the provisions of this Agreement or the Indenture, except as otherwise specifically agreed in writing.

Promptly after receipt by the Issuer or Trustee, as the case may be, or any such other indemnified person of notice of the commencement of any action in respect of which indemnity any be sought against the Company under this Section, such person will notify the Company in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Company shall assume the defense of such action (including the employment of counsel who shall be counsel reasonably satisfactory to the Issuer, Trustee or such other person as the case may be, and the payment of expenses). Insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company, the Issuer or any such other indemnified person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Company unless the employment of such counsel has been specifically authorized by the Company. The Company shall not be liable to indemnify any person for any settlement of any such action effect without its consent.

SECTION 7.9. Compliance with the Indenture. The Company agrees that it shall comply with the provisions of the Indenture with respect to the Company and that the Company shall not interfere with the exercise of the power and authority granted to the Trustee in the Indenture. The Company further agrees to aid in the furnishing to the Issuer or the Trustee of any Opinion of Counsel that maybe required under the Indenture.

SECTION 7.10. Delivery of Substitute Credit. The Company has caused the Trustee to be provided with the Credit for the benefit of the Holders of all Bonds. At any time prior to full payment of all Bonds and the accrued interest thereon, the Company may deliver an Alternate Letter of Credit in accordance with Section 6.08 of the Indenture conforming to the definition of “Alternate Letter of Credit” set forth iii Section 1.01 thereof.

ARTICLE VIII

ASSIGNMENT, SALE, LEASING AND MORTGAGING

SECTION 8.1. Assignment of Agreement; or Leasing of Facilities.

(a) This Agreement may be assigned by the Company with the prior written consent of the Credit Provider, but only if: (i) the assignee shall assume in writing, satisfactory to the Credit Provider, all obligations and covenants, of the Company hereunder in respect of the interest assigned and shall deliver such assumption, and such other documents or certificates as the Issuer and Bond Counsel shall deem reasonably necessary, to the Trustee; and (ii) the Company shall furnish the Trustee, an opinion of Bond Counsel to the effect that the assignment shall not result in interest on the Series 2002 Bonds becoming included in the gross income of the Holders for federal income tax purposes. Upon such assignment, the Company shall, with the prior written consent of the Credit Provider, be released from all obligations thereafter to be performed or to become due under this Agreement. Notwithstanding anything in this Section 8.1(a) to the contrary, this Agreement may initially be collaterally assigned by the Company to the Bank and, upon the issuance of a Substitute Credit by a Credit Provider other than the Bank, to such Credit Provider or its designee.

(b) The Facilities shall not be subleased unless: (i) the Company shall have first obtained the prior written consent of the Credit Provider, and (ii) the sublessee shall expressly subordinate its rights under the sublease to the rights of the Issuer and the Trustee under this Agreement, and (iii) the Company shall furnish the Trustee an opinion of Bond Counsel to the effect that the subleasing shall not result in interest on the Series 2002 Bonds becoming included in the gross income of Holders for federal income tax purposes.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

SECTION 9.1. Events of Default Defined. The following shall be “Events of Default” under this Agreement, and the term “Event of Default” shall mean, whenever it is used in this Agreement, any one or more of the following events (and the term ‘default’ shall mean any event which would, with the passage of time or giving of notice, or both, be an “Event of Default” hereunder):

(a) failure by the Company to pay in full when due any installment of a Lease Payment;

(b) failure by the Company to pay in full when due any payments required to be paid under Section 5.2(b) (but only to the extent amounts due under Section 5.2(b) remain unpaid on the applicable Redemption Date) or Section 5.9 (but only to the extent amounts due under Section 5.9 remain unpaid at the close of business on the applicable Tender Date);

(c) the occurrence of an Act of Bankruptcy,

(d) if the Company shall:

(i) admit in writing its inability to pay its debts generally as they become due:

(ii) make an assignment for the benefit of its creditors;

(iii) have appointed a receiver (or other similar official) for itself or for the whole or any substantial part of its property;

(e) if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of the Company, a receiver or other similar official for the Company or of the whole or substantially all of its property;

(f) failure by the Company to observe and perform any covenant, condition, obligation or agreement on its part to be observed or performed hereunder, other than as referred to in Section 9.1(a), (b), (c), (d) or (e) hereof, after written notice, specifying such failure and requesting that it be remedied, given to the Company and the Credit Provider by the Trustee by registered mail or to the Company and the Trustee by the Holders of not less than twenty-five percent (25%) of the aggregate principal amount of the Bonds then Outstanding, and the continuance of such default for a period of thirty (30) days or such longer period as shall be reasonably necessary to cure such default, but only if in the Trustee’s reasonable opinion, the Company is continuing to pursue diligently the cure of such default (which is subject to cure);

(g) the occurrence of an Event of Default under the Credit Agreement; or

(h) the occurrence of an Event of Default under the Existing Facility Lease.

The Trustee shall promptly provide telephonic notice to the Company, Credit Provider and Remarketing Agent, promptly confirmed in writing, upon the Trustee receiving written notice that any default is existing.

SECTION 9.2. Remedies on Default. If a Credit is in effect and an Event of Default shall occur and be continuing pursuant to above paragraphs (a) or (b) of Section 9.1, the Trustee may, and upon the request of the Credit Provider or upon the request of Holders owning not less than twenty-five percent (25%) principal amounts of Bonds outstanding (accompanied by the written consent of the Credit Provider) shall, subject to its right to indemnification to its satisfaction, take any one or more of the following actions:

(a) Declare all Lease Payments to be immediately due and payable (being an amount equal to that necessary to pay in full the principal of and interest accrued to the date for payment of all Bonds then outstanding, assuming acceleration of the Bonds under the Indenture, and to pay all other amounts due and payable hereunder), whereupon the same shall become immediately due and payable.

(b) Take possession of the Facilities without termination of this Agreement, and use its best efforts to sublease the Facilities for the account of the Company, holding the Company liable for the difference between the rentals and other amounts received from the sublessee and the Lease Payments and other amounts payable by the Company hereunder.

(c) Terminate this Agreement, exclude the Company from possession, and use its best efforts to lease or sell the Equipment and Improvements to another for the account of the Company, holding the Company liable for the difference between the rentals or purchase price received and the amounts which would have been receivable hereunder.

Whenever any Event of Default occurs and is continuing, and if the Credit is not in effect, the Issuer or the Trustee may, and upon the request of Holders owning not less than twenty-five percent (25%) principal amount of all Bonds Outstanding shall, take whatever action, at law or in equity, as may appear necessary or desirable to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

Any amounts collected pursuant to action taken under this Section shall be paid into the Bond Fund, except as provided in the Indenture, and applied in accordance with the provisions of the Indenture, or if the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture) and all sums owing hereunder by the Company to the Issuer have been paid, the amount so collected shall be paid first to the Credit Provider to the extent of any amounts owing under the Credit Agreement and then to the Company.

SECTION 9.3. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer to exercise any remedy reserved to the Issuer in this Article IX, it shall not be necessary to give notice, other than such notice as may be required in this Article IX. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee, and the Trustee and the Holders, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

SECTION 9.4. Agreement to Pay Attorneys’ Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee or both shall employ attorneys or incur other reasonable expenses for the collection of payments due or to become due or incur other reasonable expenses for the collection of payments due or to become due or the enforcement or performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees that it shall, on demand therefor, pay to the Issuer or the Trustee, as the case may be, the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Issuer or the Trustee or both.

SECTION 9.5. No Additional Waiver Implied by One Waiver. In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other concurrent, previous or subsequent breach hereunder.

SECTION 9.6. Rights of Credit Provider. Upon any Event of Default under this Agreement which permits the termination thereof by the Issuer, the Trustee shall give notice to the Credit Provider and the Credit Provider shall have the right at any time within six (6) months from the date of such notice to cure the Event of Default and reinstate this Agreement unless the Issuer has first terminated this Agreement as provided herein.

Notwithstanding the foregoing, at any time after two (2) months from the date a notice of Event of Default is given to the Credit Provider, the Trustee on behalf of the Issuer may elect to terminate this Agreement and acquire possession of the demised premises. Upon acquiring possession of the demised premises the Trustee shall notify the Credit Provider. The Credit Provider shall have six (6) months from the date of such notice of acquisition to elect to take a new lease on the demised premises. Such new lease shall have a term equal to the unexpired portion of the term of this Agreement and shall be on the same terms and conditions as contained in this Agreement, except that the Credit Provider’s liability for rent shall not extend beyond its occupancy under such lease. The Issuer shall tender such new lease to the Credit Provider within thirty (30) days after a request for such lease and shall deliver possession of the demised premises immediately upon execution of the new lease. Upon executing a new lease, the Credit Provider shall pay to the Trustee any unpaid Rent due or that would have become due under this Agreement to the date of the execution of the new lease, including all sums that would be due but for such termination, and pay or cause to be paid any and all reasonable expenses, including reasonable attorneys’ fees, court costs and costs and disbursements incurred by the Issuer in connection with the execution and delivery of such new lease, less any net rentals or other income which the Issuer may have received on account of the Facilities since the date of the Event of Default under this Agreement.

The Company, the Issuer and the Trustee hereby agree that the Credit Provider shall be subrogated to the rights of the Company under this Agreement, including the Company’s options set forth in Article X hereof, for any amounts paid under the Letter of Credit and not reimbursed by the Company pursuant to the Credit Agreement.

ARTICLE X

COMPANY OPTIONS

SECTION 10.1. Optional Termination Upon Discharge of Indenture. The Company shall have the following options to terminate the Term and discharge the lien of the Indenture as provided in Article VIII of the Indenture:

(a) At any time prior to full payment of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the Company may terminate the Term by giving the Issuer notice in writing of such termination and by paying to the Trustee, for the account of the Issuer for deposit in the Bond Fund, an amount of eligible funds which, when added to the amount on deposit in any Funds and available therefor, shall be sufficient to discharge the Indenture in accordance with its terms.

(b) At any time after full payment of the Bonds (or provision for payment thereof having been made in accordance with the provisions of Article VIII of the Indenture), the Company may terminate the Term by giving the Issuer and the Trustee notice in writing of such termination.

Upon compliance with the foregoing and the giving of notice to the Issuer and the Trustee in writing of such termination, such termination shall forthwith become effective.

SECTION 10.2. Optional Prepayment of Lease Payments Because of Casualty or Condemnation. The Company shall be permitted to prepay Lease Payments and all other amounts due hereunder in full prior to the Stated Maturity Date of the Bonds (or provision for payment in full thereof having been made under the Indenture), if any of the following shall have occurred:

(a) The Equipment and Improvements shall have been damaged or destroyed to such extent that in the reasonable judgment of the Company they (i) cannot reasonably be restored within six (6) months to substantially their condition immediately preceding such damage or destruction, or (ii) cannot reasonably be used to carry on the normal operations of the Company for six (6) months, or (iii) the reasonably estimated cost of restoration exceeds twenty percent (20%) of the original face amount of the Bonds and is also reasonably estimated to exceed the Net Proceeds; provided that such estimates shall be reasonably approved by the Trustee; or

(b) By reason of the exercise of the power of eminent domain by any governmental authority, title shall have been taken to all or substantially all of the Equipment and Improvements, or so much thereof that in the reasonable judgment of the Company (i) the Company will be prevented from carrying on its normal operations for six (6) months, or (ii) the reasonably estimated cost of restoration of the Equipment and Improvements exceeds twenty percent (20%) of the original face amount of the Bonds and is reasonably estimated to exceed the Net Proceeds; provided that such estimates shall be reasonably approved by the Trustee; or

(c) As a result of any changes in the Constitution of the State or the Constitution of the United States of America, or of any legislative or administrative action, whether state or federal, or of any final decree, judgment or order of any court or administrative body, whether state or federal, entered after the contest thereof by the Company in good faith, the agreements contained in this Agreement shall have become impossible of performance in accordance with the intent and purposes of the parties as expressed herein, or unreasonable burdens or excessive liabilities shall have been imposed upon the Company, including, but not limited to the imposition of new state or local ad valorem, property, income or other taxes not imposed on the date of this Agreement, other than ad valorem taxes upon privately owned property and for the same general purpose as the Facilities.

To exercise such prepayment, the Company shall, within 120 days following the event set forth in paragraph (a), (b) or (c) above, give written notice to the Issuer, Credit Provider and the Trustee if any of the Bonds shall then be unpaid and provision for the payment thereof has not been made in accordance with the provisions of the Indenture and shall specify therein the date of closing such prepayment, which date shall be not less than ten (10) days nor more than ninety (90) days from the date such notice is mailed. Such notice shall specify the Redemption Date for the Bonds to be redeemed, which date shall be the first date succeeding the date set for closing such prepayment for which the Trustee can properly give notice as provided in Section 3.11 of the Indenture, and shall request the Trustee to take all steps necessary under the applicable provisions of the Indenture to effect the redemption of the Bonds on such date upon receipt in full of the prepayment. The prepayment amounts by the Company pursuant to this Section shall be the sum of the following:

(i) an amount of money to be paid into the Bond Fund which, when added to the amount then on deposit with the Trustee in the Funds and available for payment of the Bonds, shall be sufficient to pay the principal of and accrued interest to the redemption date on all the Bonds then Outstanding in accordance with the Indenture; plus

(ii) an amount of money equal to the Trustee’s fees and expenses under the Indenture and the expenses of the Issuer accrued and to accrue until such final payment and redemption of the Bonds.

In such event, the Company may direct the Trustee to pay into the Bond Fund any Net Proceeds of insurance or condemnation award which the Trustee may then hold to be used solely for payment of principal of and accrued interest on the Bonds on the date selected for redemption. Upon the date of prepayment in full as provided in this Section 10.2, the Company shall be entitled to retain possession of the Facilities throughout the Term, subject to the right of the Company to terminate the Term or, in accordance with Section 10.3, purchase the Facilities.

SECTION 10.3. Optional Redemption of Bonds. The Company shall have the option, at any time and from time to time, to direct the Issuer to cause all or a portion, as the case may be, of Bonds Outstanding to be redeemed pursuant to Section 3.08 of the Indenture on any Redemption Date and at the prices specified therein, from moneys available therefor in the Bond Fund or from Eligible Funds paid by the Company to the Trustee for deposit in the Bond Fund for the purpose of such redemption. To exercise the foregoing option, the Company shall deliver to the Issuer, Credit Provider and to the Trustee a certificate of a Company Representative:

(a) stating that the Company elects to exercise such option and specifying the Redemption Date for the Bonds to be redeemed;

(b) specifying the aggregate principal amount, the maturity and Series of the Bonds to be redeemed; and

(c) requesting the Trustee to take all steps necessary under the applicable redemption provisions of the Indenture to effect the redemption of the Bonds to redeemed.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Notices. All notices, certificates or other communications hereunder shall be deemed sufficiently given when delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

To the Issuer:	The Industrial Development of the City of Mobile, Alabama P.O. Box 2187 Mobile, Alabama 36601 Attention: Chairman Fax: (251) 432-1143

To the Trustee:	Wells Fargo Bank Northwest, National Association Corporate Trust Department 1300 SW Fifth Avenue, 11th Floor MAC P6101-114 Portland, OR 97201 Attention: Ms. Doreen Rowe Fax: (503) 886-3300

To the Company:

FGDI, LLC

Post Office Box 149

19901 North Dixie Highway

Bowling Green, OH 43402

Attention: Mr. Steve Speck

Fax: (419) 373-6326

With a copy to:

1600 Hub Tower

699 Walnut Street

Des Moines, Iowa 50309-3986

Attention: Authur F. Owens

Fax: (515) 246-4550

To the Bank:	CoBank, ACB 5500 South Quebec Street Greenwood Village, CO 80111 Attention: Jim Masterson, Esquire Fax: (303) 224-6123

To the Remarketing Agent:	W.R. Taylor & Company, LLC 1420 1-85 Parkway Montgomery, AL 36106 Attention: Mr. Robbins Taylor Fax: (334) 395-6200

A duplicate copy of each notice, certificate or other communication given hereunder by the Issuer or the Company to the other shall also be given to the Trustee, the Credit Provider and the Remarketing Agent. The Issuer, the Company, the Credit Provider, the Remarketing Agent and the Trustee may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

SECTION 11.2. Binding Effect. This Agreement shall inure to the benefit of the Trustee, the Holders and the Credit Provider and shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns (whether or not such successors or assigns are specifically referred to in the definitions or other provisions hereof), subject, however, to the provisions of Sections 7.3 and 8.1. This Agreement is executed in part to induce the purchase of the Bonds and for the further securing of the Bonds, and accordingly, all representations, warranties, covenants and agreements of the parties hereto herein contained are hereby declared to be for the benefit of the Holders from time to time of the Bonds (whether or not so expressed) and may be enforced by or on behalf of such Holders by the Trustee in accordance with the provisions of the Indenture. Except as expressly provided in this Section, this Agreement shall not be deemed to create any right in any person who is not a party hereto and shall not be construed in any respect to be a contract, in whole or in part, for the benefit of any third party.

SECTION 11.3. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

SECTION 11.4. Amounts Remaining in Funds. It is agreed by the parties hereto that any amounts remaining in any Funds upon expiration or sooner termination of the Term, as provided in this Agreement, and after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and the fees, expenses and advances of the Trustee and the Credit Provider, their agents and counsel in accordance with the Indenture, shall, subject to the Indenture, be paid to the Company.

SECTION 11.5. Amendments, Changes and Modifications. Subsequent to the issuance of the Bonds and so long as any Bonds remain Outstanding, this Agreement, except as provided herein and in the Indenture, may not be effectively amended, changed, modified, altered, supplemented or terminated.

SECTION 11.6. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 11.7. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement

SECTION 11.8. Recording and Filing. The security interest of the Trustee created by the Indenture and the assignment of the Issuer’s rights under this Agreement to the Trustee shall be perfected by the filing of financing statements which fully comply with the Uniform Commercial Code-Secured Transactions of the State. All necessary instruments and continuation statements (but exclusive of the initial filing of any financing statements, any amendments or modifications thereto required by amendments to Article 9 of the Uniform Commercial Code Secured Transactions of the State) shall be prepared by the Company and be recorded and filed by the Company or its attorneys or agents within the time prescribed by law, including, but not limited to, the Uniform Commercial Code-Secured Transactions of the State in order to continue the security interest created by the indenture.

Notwithstanding anything to the contrary contained herein, the Trustee shall not be responsible for any initial filings of any financing statements or the information contained therein (including the exhibits thereto), the perfection of any such security interests, or the accuracy or sufficiency of any description of collateral in such initial filings, and unless the Trustee shall have been notified by the Issuer that any such initial filing or description of collateral was or has become defective, the Trustee shall be fully protected in relying on such initial filing and descriptions in filing any financing or continuation statements or modifications thereto pursuant to this Section 11.8.

SECTION 11.9. Law To Govern. This Agreement is delivered in and shall be governed by and construed in accordance with the laws of the State.

SECTION 11.10. Limitation on Issuer’s Liability. The Bonds shall not be a general obligation of the Issuer or give rise to a charge against its general credit or taxing powers, but rather shall be a special obligation payable solely from the revenues pledged and assigned to the payment thereof and secured as provided in the Indenture. No Holder or Holders of the Bonds shall ever have the right to compel any exercise of any taxing power of the Issuer to pay the Bonds or the interest or premium, if any, thereon nor to enforce payment thereof against any property of the Issuer except the Equipment and the Improvements and the revenues under this Agreement pledged to the payment thereof or other amounts pledged pursuant to the Indenture. No failure of the Issuer to comply with any term, condition, covenant or agreement herein shall subject the Issuer to liability for any claim for damages, costs or other financial or pecuniary charge except to the extent that the same can be recovered from the Equipment, the Improvements or the revenues therefrom, and no execution on any claim, demand, cause of action or judgment shall be levied upon or collected from the general credit, general funds or taxing power of the Issuer. The Bonds shall not constitute a debt of the Issuer within the meaning of any constitutional, statutory or charter limitation.

IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be executed in their respective names, all as of the date first above written.

THE INDUSTRIAL DEVELOPMENT BOARD OF THE CITY OF MOBILE, ALABAMA

By:	/s/ Robert Wilbanks
Its:	Vice President

(SEAL)

Attest:

By:	/s/ Shelly Mattingly
(Name)	Shelly Mattingly
(Title)	Asst. Secretary

FGDI, LLC

By:	/s/ Steven J. Speck
President

STATE OF ALABAMA

COUNTY OF MOBILE

I, the undersigned, a Notary Public in and for said County in said State, do hereby certify that Robert Wilbanks, whose name as Vice President of The Industrial Development Board of the City of Mobile, is signed to the foregoing instrument, and who is known to me and known to be such officer, acknowledged before me on this day that, being informed of the contents of said instrument, he/she, in his/her capacity as such officer and with full authority, executed the same voluntarily and as the act of said Issuer.

Given under my hand and seal of office this 13th day of Dec., 2002.

/s/ Pamela S. Herrington
NOTARY PUBLIC
My Commission Expires: 7/6/03

(SEAL)

STATE OF OHIO

COUNTY OF WOOD

I, the undersigned, a Notary Public in and for said County in said State, do hereby certify that Steven J. Speck, whose name as President of FGDI, LLC, is signed to the foregoing instrument, and who is known to me and known to be such officer, acknowledged before me on this day that, being informed of the contents of said instrument, he/she, in his/her capacity as such officer and with full authority, executed the same voluntarily and as the act of said Company.

Given under my hand and seal of office this 13 day of December , 2002.

/s/ Gayle R. Duty
NOTARY PUBLIC
My Commission Expires: 4-17-2003

(SEAL)

EXHIBIT A

LEGAL DESCRIPTION OF LAND

[Project Site/Leased Premises

That certain real property and improvements thereon which form a part of The Alabama State Port Authority’s grain terminaling facilities located at the Port of Mobile, 1874 Twelfth Street, City of Mobile, County of Mobile, State of Alabama, as shown on Exhibit “A-1” attached hereto and made a part hereof, and including the following:

The North headhouse (marked as A on Exhibit “A-1”; battery C silos (marked as B on Exhibit “A-1”); all shipping and receiving systems (marked as C on Exhibit “A-1”); grain conveyor system, gantry loading systems (marked as D on Exhibit “A-1”) located on Pier D (marked as E on Exhibit “A-1”), and all integrated machinery and components involved.

EXHIBIT A-1

[map of premises]

EXHIBIT B

DESCRIPTION OF EQUIPMENT AND IMPROVEMENTS

All machinery, equipment and other personal property (“Equipment”), and all installation, renovations and other improvements constructed (“Improvements”) which will be incorporated into or with the Existing Facilities, which property is being acquired, constructed and/or installed with the proceeds of the Series 2002 Bonds, including the following:

STRUCTURAL FACILITIES

GENERAL INFORMATION

The following is a description of the scope of the work regarding structural facilities for the feed manufacturing facility.

Site Work

Site work, except for the excavation and backfill necessary to install the structure is excluded from this Proposal. General site work including pavement/concrete removal, erosion control, all drives, parking areas, storm water collection and drainage, and utilities is also excluded. Contractor will include this additional work as a change order to the Project.

Utilities

The electrical service and the temporary power disconnect for construction use will be supplied by the Owner to a point directly adjacent to the new silos. Water for construction use will be supplied by the owner at a point adjacent to the new silos.

Wet standpipes, fire extinguishers, and any other form of fire protection, etc., if required, will be provided by the Owner.

STRUCTURES

•	Complete DeWaal piling system under the four silo foundations and tunnels. Assuming the existing piles are being utilized, the total number of new piles is assumed to be 341 piles in the proposal.

Note: Piling will not be installed under the interior floor area of the one (1) 90’ dia. And two (2) of the 105’ dia. silos. This will allow the floor to settle with the grain load. Once this has cycled a few times, the contractor will remobilize and pour a cap slab to level the floor permanently. This would not apply to the east most silo where there is the majority of the existing piles.

STRUCTURES (continued)

•	One (1) initial pile load test

•	Reinforced concrete pile caps

•	Reinforced concrete stem walls for each silo, approximately 11’ high providing a short concrete stem wall inside the silo

•	Reinforced concrete tunnel at grade running the length of each silo. Each tunnel will be approximately 8’ or 10’ high x 13’ wide with a 2’ thick reinforced concrete roof

•	Reinforced concrete silo bottom slab, 1’ thick

•	Engineered fill and compaction between stem walls and tunnels

•	One (1) GSI Model NCL 9034 UOHH 90’ 0 x 90’-11” eave height, 115’-11” peak stell silo with a storage capacity of 529,414 bushels, inside ladder, roof handrail, anchor bolts, all necessary roof openings and a 6.2” x 6.7’ drive in door and eighteen (18) steel framed discharge openings

Note: Drive over aeration trenches will be supplied in one (1) silo (east).

•	Two (2) structural steel ramps and platforms providing bobcat loader access to the silos

•	Five (5) self-standing conveyor support towers, 120’ height, each with pilings and pile cap

•	480’ walk through catwalk and conveyor bridge, 10’ wide

•	One (1) coat of primer and one (1) coat of industrial enamel on all exposed steel surfaces

•	Ceramic lined Spouting from the new diverter to fill conveyor

ELECTRICAL – Provide equipment and labor to wire power, lighting and controls inclusive of:

•	10’ x 10’ masonry block electrical room with foundation, masonry block walls, concrete roof, HVAC, door and lighting

•	MCC inclusive of MENA 1, RVAT and FVNR motor starters (It is assumed a 480V breaker will be supplied by the Owner in the 48’ elevation electrical room to provide a service feed to this new MCC)

ELECTRICAL (continued)

•	480V power wiring

•	Lighting fixtures

•	110V receptacles

•	Control wiring with cascading hard wire interlocking for new equipment and interface with existing equipment

•	Electrical Classifications

Exterior – NEMA 4

Non-classified areas – NEMA 1

Reclaim tunnel and tower interior – Class II Group G Division 1

ITEM NO.	DESCRIPTION	HP
Electric Gates – Ship Loading Two (2) electric 36-inch slide gates with end limit position indication Tom – Cln Metals or equal.

Enclosed Belt Conveyors – Fill

One (1) 70 ft. long enclosed belt conveyor, 80,000 BPH capacity. (inclined)

One (1) 103 ft. long enclosed belt conveyor, 80,000 BPH capacity. (inclined)

One (1) 111 ft. long enclosed belt conveyor, 80,000 BPH capacity. (inclined)

One (1) 107 ft. long enclosed belt conveyor, 80,000 BPH capacity. (Level)

Hi Roller or equal

50 HP 100 HP 100 HP 60 HP

Electric Operated Diverter Three (3) electric operated 54-inch lined diverter with end limit position indication. Hi Roller or equal

Electric Gates – Silo Center Discharge Eight (8) electric 26-inch x 26-Inch slide gates with end limit position indication and potentiometer control and position indication Tom-Cln Metals or equal.

Manual Gates – Silo Secondary Discharge Sixty-four (64) manual 18-inch slide gates with hand wheels Tom-Cln Metals or equal.

Enclosed Belt Conveyors – Reclaim

Two (2) (492 ft. & 507 ft.) long enclosed belt conveyors, each with a capacity of 43,000 BPH, thirty-six (36) inlets and ceramic lined inlets and discharges

Hi Roller or equal

2-125 HP

Receiving Hopper One (1) carbon steel hopper with support legs, grating and removable cover for portable conveyor loading of one reclaim belt conveyor

Electric Gates – Proportioning – Four (4) electric 24-inch x 24-inch slide gates with end limit position indication and potentiometer control and position indication. Tom-Cln Metals or equal.

	Enclosed Belt Conveyor – Reclaim Transfer Two (2) 35 ft. long enclosed bet conveyors each with a capacity of 35,000 BPH ceramic lined inlets and discharge, discharging into existing legs N1 and N5.	2-15 HP

Plant Control System –

Provide manual panel located in the main control room with start/stop push buttons, fill gate and diverter control and position indication and silo high level indication for control of new reclaim and fill equipment. Provide manual panel located in the sampling room for all twelve (12) proportioning reclaim gate controls and position indication and four (4) reclaim conveyor amp meters

MCC/Switchgear NEMA 1 service rated MCC with main breaker and RVAT and FVNR motor starters.

Lighting Silo fill bridge and silo reclaim tunnels

Bin Level indicators – Four (4) high level rotary style indicators as shown on the flow diagram. Monitor or equal.

Temperature Cables – 20 cables per 105’ 0 bin: 15 cables in the 90’ 0 bin with one (1) central reading station CRS box per silo and one (1) portable reading instrument. Safe Grain or equal.

Aeration System

One (1) upblast aeration system for 105’ diameter silo with drive over aeration floor, four (4) centrifugal fans delivering 1/7.66 CFM/Bu soybean aeration and fourteen (14) roof exhaust fans.

Safe Grain or equal

4 – 40 HP 14 – 2 HP

EXHBIT C

Certificate of Completion

Wells Fargo Bank Northwest, National Association

Corporate Trust Services

MAC P6101-114

1300 SW 5th Avenue, 11th Floor

Portland, Oregon 97201

Attention:	Doreen K. Rowe

Corporate Trust Department

Re:	$5,500,000 The Industrial Development Board of the City of Mobile, Alabama Variable Rate Demand Industrial Development Bonds (FGDI, LLC Project), Series 2002 (the “Bonds”)

Reference is made to the Lease Agreement dated December 1, 2002 (the “Agreement”) between The Industrial Development Board of the City of Mobile, Alabama (the “Issuer”) and FGDI, LLC (the “Borrower”) with respect to the Variable Rate Demand Industrial Dvelopment Revenue Bonds, Series 2002. Undefined terms used herein shall have the meaning ascribed thereto in the Agreement and th eTrust Indenture dated December 1, 2002 between the Issuer and Wells Fargo Bank Northwest, National Association (the “Trustee”).

Pursuant to Section 3.7 of the Agreement, the undersigned certifies to the Issuer, the Trustee and the Bank that he/she is an Authorized Borrower Representative and that, except for any amounts retained by the Trustee at the direction of the Authorized Borrower Representative for any Qualifying Costs not then due and payable,

1. he/she has read Article III of the Agreement and the definitions therein relating thereto;

2. acquisition, construction and equipping of the Project have been substantially completed and all labor, services, materials and supplies used in such acquisition, construction and equipping have been paid for;

3. all other facilities necessary in connection with the Project have been acquired, constructed and equipped and all costs and expenses incurred in connection therewith have been paid;

4. all acquisition, construction and equipping of the Project and facilities necessary thereto have been accomplished in such a manner as to conform with all applicable zoning, planning, building, environmental and other similar regulations of all governmental authorities having jurisdiction, and have been accomplished to the satisfaction of the Borrower so as to permit efficient operation for the Project Purposes,

5. the date by which the foregoing three events have occurred is                     ; and

6. notwithstanding the foregoing, this certificate is given without prejudice to any rights against third parties which exist or may subsequently arise.

Dated:	FGDI, LLC
A Delaware limited liability company

By:
As Its: